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                        D & K HEALTHCARE RESOURCES, INC.,
                         D & K PHARMACY SOLUTIONS, INC.,
                          DIVERSIFIED HEALTHCARE, LLC,
                                JEWETT DRUG CO.,
                        MEDICAL & VACCINE PRODUCTS, INC.,
                        WALSH HEALTHCARE SOLUTIONS, INC.,
                           WALSH DISTRIBUTION, L.L.C.,
                            WALSH HEARTLAND, L.L.C.,

                                  AS BORROWERS

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                          SEVENTH AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                             Dated: January 7, 2005

                                  $635,000,000

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                            FLEET CAPITAL CORPORATION
               INDIVIDUALLY AND AS AGENT FOR EACH LENDER WHICH IS
                           OR BECOMES A PARTY HERETO,

                      THE CIT GROUP/BUSINESS CREDIT, INC.,
                              AS SYNDICATION AGENT,

                            JPMORGAN CHASE BANK, N.A.
                   (FORMERLY KNOWN AS JPMORGAN CHASE BANK) AND
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                           AS CO-DOCUMENTATION AGENT,

                       CONGRESS FINANCIAL CORPORATION AND
                          LASALLE BUSINESS CREDIT, LLC,
                                  AS CO-AGENT,

                         BANC OF AMERICA SECURITIES LLC,
                                AS LEAD ARRANGER

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


                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
SECTION 1.  CREDIT FACILITY...............................................................     1
   1.1.      Loans........................................................................     2
   1.2.      Letters of Credit; LC Guaranties.............................................     4
   1.3.      Incremental Last Out Loan....................................................     4
   1.4.      All Loans to Constitute One Obligation; Joint and Several Liability..........     5
   1.5.      Appointment of D&K as Borrower Representative................................     5
   1.6.      Commitment Increase..........................................................     5

SECTION 2.  INTEREST, FEES AND CHARGES....................................................     6
   2.1.      Interest.....................................................................     6
   2.2.      Computation of Interest and Fees.............................................     7
   2.3.      Fee Letter...................................................................     7
   2.4.      Letter of Credit and LC Guaranty Fees........................................     8
   2.5.      Unused Line Fee..............................................................     8
   2.6.      Reimbursement of Expenses....................................................     9
   2.7.      Audit Fees...................................................................     9
   2.8.      Bank Charges.................................................................    10
   2.9.      Collateral Protection Expenses; Appraisals...................................    10
   2.10.     Payment of Charges...........................................................    10
   2.11.     No Deductions................................................................    10

SECTION 3.  LOAN ADMINISTRATION...........................................................    11
   3.1.      Manner of Borrowing Revolving Credit Loans/LIBOR Option......................    11
   3.2.      Payments.....................................................................    13
   3.3.      Mandatory and Optional Prepayments...........................................    14
   3.4.      Application of Payments and Collections......................................    15
   3.5.      All Loans to Constitute One Obligation.......................................    16
   3.6.      Loan Account.................................................................    16
   3.7.      Statements of Account........................................................    16
   3.8.      Increased Costs..............................................................    16
   3.9.      Sharing of Payments, Etc.....................................................    18
   3.10.     Effect On Prior Loans; Prior Loan and Security Agreement.....................    18

SECTION 4.  TERM AND TERMINATION..........................................................    19
   4.1.      Term of Agreement............................................................    19
   4.2.      Termination..................................................................    19

SECTION 5.  SECURITY INTERESTS............................................................    20
   5.1.      Security Interest in Collateral..............................................    20
   5.2.      Other Collateral.............................................................    21
   5.3.      Lien Perfection; Further Assurances..........................................    22

   5.4.      Lien on Realty...............................................................    22

SECTION 6.  COLLATERAL ADMINISTRATION.....................................................    23
   6.1.      General......................................................................    23
   6.2.      Administration of Accounts...................................................    24
   6.3.      Administration of Inventory..................................................    25
   6.4.      Administration of Equipment..................................................    26
   6.5.      Payment of Charges...........................................................    26

SECTION 7.  REPRESENTATIONS AND WARRANTIES................................................    26
   7.1.      General Representations and Warranties.......................................    26
   7.2.      Continuous Nature of Representations and Warranties..........................    33
   7.3.      Survival of Representations and Warranties...................................    34

SECTION 8.  COVENANTS  AND  CONTINUING  AGREEMENTS........................................    34
   8.1.      Affirmative Covenants........................................................    34
   8.2.      Negative Covenants...........................................................    37
   8.3.      Specific Financial Covenants.................................................    44

SECTION 9.  CONDITIONS PRECEDENT..........................................................    45
   9.1.      Documentation................................................................    45
   9.2.      No Default...................................................................    45
   9.3.      Other Conditions.............................................................    45
   9.4.      Availability.................................................................    45
   9.5.      No Litigation................................................................    45
   9.6.      Diligence and Appraisal......................................................    45
   9.7.      Material Adverse Effect......................................................    46
   9.8.      Fees.........................................................................    46
   9.9.      Financial Information........................................................    46
   9.10.     Capitalization...............................................................    46
   9.11.     Consent......................................................................    46

SECTION 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT............................    46
   10.1.     Events of Default............................................................    46
   10.2.     Acceleration of the Obligations..............................................    49
   10.3.     Other Remedies...............................................................    49
   10.4.     Set Off and Sharing of Payments..............................................    51
   10.5.     Remedies Cumulative; No Waiver...............................................    51

SECTION 11.  AGENT........................................................................    52
   11.1.     Authorization and Action.....................................................    52
   11.2.     Agent's Reliance, Etc........................................................    52
   11.3.     Fleet and Affiliates.........................................................    53
   11.4.     Lender Credit Decision.......................................................    53
   11.5.     Indemnification..............................................................    54
   11.6.     Rights and Remedies to be Exercised by Agent Only............................    54

   11.7.     Agency Provisions Relating to Collateral.....................................    54
   11.8.     Agent's Right to Purchase Commitments........................................    55
   11.9.     Right of Sale, Assignment, Participations....................................    55
   11.10.    Amendment....................................................................    58
   11.11.    Resignation of Agent; Appointment of Successor...............................    58
   11.12.    Audit and Examination Reports; Disclaimer by Lenders.........................    59
   11.13.    Syndication Agent/Documentation Agent/Co-Agent...............................    59

SECTION 12.  MISCELLANEOUS................................................................    60
   12.1.     Power of Attorney............................................................    60
   12.2.     Indemnity....................................................................    61
   12.3.     Sale of Interest.............................................................    61
   12.4.     Severability.................................................................    61
   12.5.     Successors and Assigns.......................................................    61
   12.6.     Cumulative Effect; Conflict of Terms.........................................    61
   12.7.     Execution in Counterparts....................................................    62
   12.8.     Notice.......................................................................    62
   12.9.     Consent......................................................................    63
   12.10.    Credit Inquiries.............................................................    63
   12.11.    Time of Essence..............................................................    63
   12.12.    Entire Agreement.............................................................    63
   12.13.    Interpretation...............................................................    63
   12.14.    Intentionally Omitted........................................................    63
   12.15.    GOVERNING LAW; CONSENT TO FORUM..............................................    63
   12.16.    WAIVERS BY BORROWERS.........................................................    64
   12.17.    Private Sale; Commercial Reasonableness......................................    65
   12.18.    Confidentiality..............................................................    65
   12.19.    Advertisement................................................................    66

SECTION 13.  CROSS GUARANTY...............................................................    66
   13.1.     Cross-Guaranty...............................................................    66
   13.2.     Waivers by Borrowers.........................................................    67
   13.3.     Benefit of Guaranty..........................................................    67
   13.4.     Waiver of Subrogation, Etc...................................................    67
   13.5.     Election of Remedies.........................................................    68
   13.6.     Limitation...................................................................    68
   13.7.     Contribution with Respect to Guaranty Obligations............................    69
   13.8.     Liability Cumulative.........................................................    69

SECTION 14.  AMENDMENT AND RESTATEMENT OF  EXISTING LOAN AND SECURITY AGREEMENT...........    70

            SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

            THIS SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 7th day of January, 2005, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation, individually as a Lender and as Agent ("Agent") for itself and each other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS, D&K HEALTHCARE RESOURCES, INC., a Delaware corporation ("D&K"), D & K PHARMACY SOLUTIONS, INC., a Delaware corporation ("D&K Pharmacy Solutions"), JEWETT DRUG CO., a South Dakota corporation ("Jewett"), DIVERSIFIED HEALTHCARE, LLC, a Kentucky limited liability company ("DH"), MEDICAL & VACCINE PRODUCTS, INC. d/b/a DEVICTORIA MEDICAL, a Puerto Rico corporation ("MVP"), WALSH HEALTHCARE SOLUTIONS, INC., an Arkansas corporation ("Walsh"), WALSH DISTRIBUTION, L.L.C., an Arkansas limited liability company ("Walsh Distribution"), WALSH HEARTLAND, L.L.C., an Arkansas limited liability company ("Walsh Heartland"; D&K, D&K Pharmacy Solutions, Jewett, DH, MVP, Walsh, Walsh Distribution and Walsh Heartland are sometimes hereafter referred to individually as a "Borrower" and collectively as "Borrowers").

                                    RECITALS

            WHEREAS, D&K, Jewett, DH, MVP, Walsh, Walsh Distribution, Walsh Heartland, myhca, RxDirect, Inc., Agent and certain of the Lenders signatory hereto are parties to that certain Sixth Amended and Restated Loan and Security Agreement (as supplemented, restated, amended or otherwise modified from time to time, the "Prior Loan and Security Agreement"), dated as of March 28, 2003, pursuant to which the Agent and the other Lenders party thereto provided to Borrowers a revolving loan commitment of $600,000,000 (such commitment being herein referred to as the "Prior Commitment" and the Loans and Obligations outstanding pursuant thereto being herein referred to as the "Prior Loans"); and

            WHEREAS, Borrowers desire that Lenders, among other things, provide an additional incremental last out loan facility in the aggregate principal amount of $35,000,000 to Borrowers and extend the maturity of the prior revolving credit facility and Lenders are willing to provide Borrower with Loan Commitments in that amount upon the terms and conditions set forth herein;

            WHEREAS, capitalized terms used in this Agreement shall have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. These Recitals shall be construed as part of the Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

                           SECTION 1. CREDIT FACILITY

            Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a credit facility of up to $635,000,000 (as the Revolving Loan Commitment may be increased pursuant to Section 1.6) available upon Borrower Representative's request therefor, as follows:

                        1.1 Loans.

            1.1.1. Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans in the aggregate to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of
(i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the LC Amount minus the product of such Lender's Revolving Loan Percentage and reserves, if any and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the product of such Lender's Revolving Loan Percentage and the LC Amount minus the product of such Lender's Revolving Loan Percentage and reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrower Representative may otherwise request under this subsection 1.1.1 including without limitation with respect to (i) price adjustments, damages, unearned discounts, rebates, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower's business; (ii) dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Borrower's Inventory; (iv) slow moving Inventory; (v) other sums chargeable against any Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of any Borrower other than Permitted Liens; (vii) amounts owing by any Borrower in connection with Product Obligations; and (viii) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral.

            1.1.2. Overadvances. Insofar as Borrower Representative may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves, exceeds, or would exceed, with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively, as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $5,000,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $5,000,000 but less than $10,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Majority Lenders. Overadvances in an aggregate amount of $10,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than ninety (90) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless thirty (30) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than one hundred twenty (120) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Amount.

            1.1.3. Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the refinancing by Borrowers of their obligations under the Prior Loan and Security Agreement held by Lenders that do not become Lenders hereunder, (ii) Borrowers' working capital and general corporate purposes in a manner consistent with the provisions of this Agreement and all applicable laws, and (iii) other purposes permitted under this Agreement.

            1.1.4. Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrower Representative (such Revolving Credit Loans to be designated as "Swingline Loans"); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $30,000,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding plus Agent's Revolving Loan Percentage of the LC Amount, exceed Agent's Revolving Loan Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Borrowing Base. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that, notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not less frequently than once per month and not more than 2 Business Days after (a) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (b) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender's Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender's Revolving Loan Percentage of such Swingline Loan.

               1.1.5. Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $5,000,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to any Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.6 and 2.7 (hereinafter, "Agent Loans"); provided, that (a) in no event shall the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent's authorization to make Agent Loans (any such revocation must be in writing and shall become effective prospectively upon Agent's receipt thereof). Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (1) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (2) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

                        1.2. Letters of Credit; LC Guaranties.

            Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower Representative, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower Representative, Letters of Credit for the account of such Borrower or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent, on the date requested by Borrower Representative, shall guaranty the payment or performance by such Borrower of its reimbursement obligations with respect to letters of credit and letters of credit issued for such Borrower's account by other Persons in support of such Borrower's obligations (other than obligations for the repayment of Money Borrowed); provided that the LC Amount shall not exceed $50,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date later than three (3) days prior to the last day of the Term. Notwithstanding anything to the contrary contained herein, each Borrower, Agent and Lenders hereby agree that all LC Obligations and all obligations of such Borrower relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans, which such Borrower hereby acknowledges are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at a fluctuating rate equal to the Applicable Margin then in effect plus the Base Rate. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage.

                        1.3. Incremental Last Out Loan.

            Each Lender, severally and not jointly, agrees to make an incremental last out loan (collectively, the "Incremental Last Out Loan") to Borrowers on the Closing Date, in the aggregate principal amount of such Lender's Incremental Last Out Loan Commitment, which shall be repayable in accordance with the terms of the Incremental Last Out Loan Notes and this Agreement and shall be secured by all of the Collateral. The proceeds of the Incremental Last Out Loan shall be used solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used. No Lender shall have any obligation to fund an Incremental Last Out Loan Commitment after the Closing Date. No payment with respect to the Incremental Last Out Loan may be reborrowed.

                        1.4. All Loans to Constitute One Obligation; Joint and
             Several Liability.

            All Loans and all other Obligations of the Borrowers, including Product Obligations, hereunder shall constitute one general joint and several obligation of Borrowers, and shall be secured by Agent's Lien (for the benefit of Agent and Lenders) upon all of the Collateral, and by all other Liens heretofore, now or at any time or times hereafter granted by any Borrower to Agent, for itself as a Lender and on behalf of the Lenders.

                        1.5. Appointment of D&K as Borrower Representative.

            Borrowers hereby appoint D&K ("Borrower Representative") as their agent and attorney-in-fact to take any action, execute any document or instrument, consent or agree to any modification or amendment hereto or waiver of or departure from any of the terms hereof, to perform any Obligation of any Borrower hereunder, and to give or receive any notice by or to any Borrower hereunder. Without limiting the generality of the foregoing, Borrower Representative may request Loans or incur any other Obligations for the account of any Borrower, may elect on behalf of the Borrowers to have interest accrued pursuant to Section 2.1.3 hereof, shall prepare and deliver to Agent all reports concerning the Collateral and all financial statements required by this Agreement, and each Borrower shall be fully bound by the statements and actions of Borrower Representative acting as agent hereunder. Agent and Lenders shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by Borrower Representative hereunder. Any notice given by Agent or any Lender to Borrower Representative shall be deemed given to all Borrowers, whether or not this Agreement specifically so provides. This appointment of Borrower Representative shall be irrevocable, and Agent and Lenders shall have no duty to act in accordance with any direction given by any other Borrower. This provision is intended, among other things, to protect Agent against inconsistent directions given by individual Borrowers.

                        1.6. Commitment Increase.

            From time to time after the Closing Date, the Revolving Loan Commitments may be increased (but in no event in excess of $100,000,000 such that the aggregate Loan Commitments shall at no time exceed $735,000,000) at the option of the Borrowers pursuant to a proposed Commitment Increase if each of the following conditions have been met:

                  (i) No Default or Event of Default shall exist;

                  (ii) No more than one Commitment Increase may be made in any twelve-month period and no Commitment Increase may be in an amount less than $50,000,000;

                  (iii) Borrower Representative has forwarded to Agent a written offer (the "First Offer Requirement") to Lenders (which Agent shall promptly forward to each Lender) to provide the proposed Commitment Increase. Each existing Lender shall have the right, but no obligation, to provide such additional Revolving Loan Commitment pro rata in accordance with such existing Lender's Revolving Loan Commitment Percentage within fourteen (14) days following such notice and any portion of such requested Commitment Increase which is not provided by any such existing Lender shall be available to the other existing Lenders and shall be allocated among other existing Lenders as Agent may determine. If existing Lenders elect not to provide the entire Commitment increase, such remaining Commitment Increase may be provided by any additional lending institution or institutions proposed by the Borrowers and which are approved by Agent and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to Agent and prepared at the Borrowers' expense;

                  (iv) The proposed Commitment Increase has been consented to in writing by the Lenders whose increase in Revolving Loan Commitments, if any, in the aggregate equals such proposed Commitment Increase (it being understood and agreed that no Revolving Loan Commitment of a Lender may be increased hereunder without such Lender's written consent);

                  (v) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap; and

                  (vi) Agent shall have received amendments to this Agreement and the Loan Documents, joinders, Revolving Notes, and all other agreements, fee letters, documents and instruments reasonably satisfactory to Agent in its sole discretion evidencing and setting forth the conditions of the Commitment Increase.

            Each of Borrowers, Lenders and Agent acknowledge and agree that each Commitment Increase meeting the conditions set forth in this Section 1.6 (each, a "Qualifying Commitment Increase") shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Revolving Loan Commitments in connection with such proposed Qualifying Commitment Increase. Notwithstanding anything to the contrary set forth herein, Agent may unilaterally amend Exhibit 1.1.1 to the Agreement after the occurrence of a Qualifying Commitment Increase to reflect the then current Revolving Loan Commitments without the consent of any Lender.

                      SECTION 2. INTEREST, FEES AND CHARGES

                        2.1. Interest.

               2.1.1. Rates of Interest. Unless the Borrower Representative exercises the LIBOR Option, interest shall accrue on all (but not a portion of) the principal amount of the Revolving Credit Loans and the Incremental Last Out Loan outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative exercises the LIBOR Option as provided in Section 2.1.2, interest shall accrue on all (but not any portion) of the principal amount of the Revolving Credit Loans and the Incremental Last Out Loan outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus LIBOR. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in LIBOR, effective as of the opening of business on the date that any such change in LIBOR occurs. Interest on all of the Revolving Credit Loans and the Incremental Last Out Loan shall accrue as a Base Rate Loan or a LIBOR Loan, but not both.

               2.1.2. LIBOR. Provided that as of the date of the LIBOR Request no Default or Event of Default exists, Borrower Representative may give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the Business Day prior to the date on which it elects to convert all (but not any portion) of the Revolving Credit Loans and the Incremental Last Out Loan from the Base Rate to LIBOR.

               2.1.3. Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

               2.1.4. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the "Maximum Rate"). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

                        2.2. Computation of Interest and Fees.

            Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

                        2.3. Fee Letter.

            Borrowers shall pay to Agent and the Lead Arranger certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent dated December 12, 2004 (the "Fee Letter").

                        2.4. Letter of Credit and LC Guaranty Fees.

            Borrowers shall pay to Agent:

                  (i) for standby Letters of Credit and LC Guaranties of standby letters of credit, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason;

                  (ii) for documentary Letters of Credit and LC Guaranties of documentary letters of credit, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans of the face amount of each such Letter of Credit or LC Guaranty, payable upon the issuance of such Letter of Credit or execution of such LC Guaranty and an additional per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans multiplied by the face amount of such Letters of Credit or LC Guaranties payable upon each renewal thereof and each extension thereof plus all normal and customary charges associated with the issuance and administration of each such Letter of Credit or LC Guaranty (which fees and charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason); and

                  (iii) with respect to all Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fronting fees shall be payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                        2.5. Unused Line Fee.

            Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the "Unused Line Fee") equal to 0.375% per annum multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans (including Swingline Loans) plus (ii) the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

                        2.6. Reimbursement of Expenses.

            If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs out-of-pocket legal or accounting expenses or any other costs or expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents (subject to the terms of the Commitment Letter, dated December 12, 2004), any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration by Agent of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower's, any of its Subsidiaries' or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral to the extent permitted by this Agreement; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to such Borrower; provided, that such Borrower shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.6 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Loans from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and
2.10 hereof.

                        2.7. Audit Fees.

            Borrowers shall pay to Agent audit fees in accordance with Agent's current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent; provided that so long as no Event of Default has occurred and is continuing and except in connection with Permitted Acquisitions, Borrowers shall not be liable for such audit fees incurred in connection with more than two (2) such audits during any fiscal year. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrower Representative. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrower Representative and charging Borrowers' Loan Accounts therefor.

                        2.8. Bank Charges.

            Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to any Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

                        2.9. Collateral Protection Expenses; Appraisals.

            All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. In addition to semi-annual Appraisals of Inventory as herein provided and appraisals obtained in connection with Permitted Acquisitions, from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for it to comply with applicable laws or regulations, and at any time that a Default or an Event of Default shall have occurred and be continuing, Agent may, at Borrowers' expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal property of any Borrower or any of its Subsidiaries, including without limitation the Inventory of such Borrower and its Subsidiaries.

                        2.10. Payment of Charges.

            All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to the Base Rate Revolving Loans from time to time.

                        2.11. No Deductions.

            Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                         SECTION 3. LOAN ADMINISTRATION.

                        3.1. Manner of Borrowing Revolving Credit Loans/LIBOR
            Option.

            Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                  3.1.1. Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower Representative may give Agent notice of its intention to borrow no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof except in the case of Swingline Loans (with respect to which there shall be no minimum borrowing or integral amount)) and the proposed borrowing date, which shall be a Business Day; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                  3.1.2. Disbursement. Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower Representative and Agent from time to time or elsewhere if pursuant to a written direction from Borrower Representative; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower Representative, the applicable Borrowers that received the proceeds of such Loan agree to repay the excess to Agent immediately upon the earlier to occur of (a) such Borrower's discovery of the error and (b) notice thereof to Borrower Representative from Agent or any Lender.

                  3.1.3. Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 1:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. In all events, Agent shall settle with Lenders all Revolving Credit Loans made and payments received (excluding the Swingline Loans, which shall be settled in accordance with Section 1.1.4, and interest which shall be settled monthly), including fees, in accordance with each Lender's Revolving Loan Percentage once per week or more frequently as determined by Agent. On each settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

                  3.1.4. Authorization. Borrowers hereby irrevocably authorize Agent, in Agent's sole discretion, to advance to Borrowers, and to charge when due to Borrowers' Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by Borrowers to Agent or any Lender hereunder.

                  3.1.5. Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

                  3.1.6. Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence,
      (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from Borrower

      Representative, neither Agent nor Bank nor any Lender shall have any liability to any Borrower for any loss or damage suffered by such Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by such Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Lender and Bank, if applicable.

                  3.1.7. Inability to Make LIBOR Loans. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.7, the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Loans) to make or maintain LIBOR Loans, or if Agent is unable to determine LIBOR, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the Revolving Credit Loans or Incremental Last Out Loan as LIBOR Loans, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to provide the LIBOR Loans or convert the Base Rate Loans to LIBOR Loans hereunder shall forthwith be suspended during the pendency of such circumstances and Borrowers shall promptly upon request from Agent, convert all Loans to Base Rate Loans.

                        3.2. Payments.

            Except where evidenced by notes or other instruments issued or made by Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                  3.2.1. Principal. Principal on account of all Loans shall be payable by Borrowers to Agent for the ratable benefit of the applicable Lenders immediately upon the earliest of (i) the receipt by Agent or Borrowers of any proceeds of any of the Collateral (except as otherwise provided herein, including without limitation pursuant to subsections
      3.3.1 and 6.4.2) to the extent of said proceeds, subject to Borrowers' rights to reborrow the Revolving Credit Loans in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default under
      Section 10.1.8 or in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including any principal prepayment) by Borrowers on account of principal of all Loans shall be applied in accordance with subsection 3.4.2.

                  3.2.2. Interest. Interest shall be due and payable on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 4 hereof.

                  3.2.3. Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent for itself or for the benefit of Lenders, as applicable, as and when provided in Section 2 or Section 3 hereof, as applicable, to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

                  3.2.4. Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

                        3.3. Mandatory and Optional Prepayments.

                  3.3.1. Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9(i), (ii),
      (iii), (iv), (v), (vi) and (viii), if any Borrower or any of its Subsidiaries sells any of the Collateral or if any of the Collateral is lost, damaged or destroyed or taken by condemnation, such Borrower shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by such Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to all proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Borrower or such Subsidiary from such sale, loss, damage, destruction or condemnation. The applicable prepayments shall be applied in accordance with subsection 3.4.2.

                  3.3.2. Other Proceeds. If any Borrower issues any additional Indebtedness or obtains any additional equity in a manner permitted under this Agreement or receives any tax refunds, indemnity payments, or pension reversions, such Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of such proceeds to such Borrower. Any such prepayment shall be applied to the Loans in the manner specified in subsection 3.4.2.

                  3.3.3. Optional Prepayments. So long as no Revolving Credit Loan is outstanding, Borrowers may, at their option from time to time upon not less than 3 days prior written notice to Agent, prepay all or a portion of the Incremental Last Out Loan, provided that the amount of any such prepayment is at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, and that such prepayments are made ratably with respect to all Incremental Last Out Loans. Each such prepayment shall be applied to the principal due under the Incremental Last Out Loan. Such prepayments shall be without premium or penalty.

                  3.3.4. Optional Reductions of Revolving Loan Commitments and Incremental Last Out Loan. Borrowers may, at their option from time to time upon not less than 3 Business Days' prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, provided that Borrowers shall give Agent at least 10 Business Days' notice of any such reduction in excess of $100,000,000. In addition, at any time after June 30, 2005, Borrowers may, at their option from time to time upon not less than 3 Business Days' prior written notice to Agent, repay in full (but not in part) in cash all outstanding principal and accrued interest under the Incremental Last Out Loan so long as (i) Borrowers' Availability is greater than $60,000,000 after giving effect to such prepayment, (ii) both before and after giving effect to such prepayment, no Event of Default is continuing, and (iii) Borrowers have a Fixed Charge Coverage Ratio, on a Consolidated basis, for the most recently ended twelve-month period of not less than 1.0 to 1.0. Such prepayments and/or such reductions shall be without premium or penalty.

                        3.4. Application of Payments and Collections.

                  3.4.1. Collections. All items of payment received by Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative's direction in the manner set forth in subsection 3.1.2, upon Borrower Representative's request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

                  3.4.2. Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from any Borrower; second, to pay interest due from Borrowers in respect of all Revolving Credit
      Loans, including Swingline Loans and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Agent equal to all outstanding Letters of Credit, LC Guaranties and Letter of Credit Obligations to be held as cash Collateral for such Obligations; sixth, to pay interest due from Borrowers in respect of the Incremental Last Out Loan; seventh, to pay or prepay principal of the Incremental Last Out Loan;

      eighth, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agent or any Lender by any Borrower; and ninth, to pay any principal, fees, indemnities or expense reimbursements related to Product Obligations. After the occurrence and during the continuance of an Event of Default, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable (provided that principal, fees, indemnities and expense reimbursements in connection with Product Obligations shall be paid following the payment of all other Obligations), notwithstanding any entry by Agent or any Lender upon any of its books and records.

                        3.5. All Loans to Constitute One Obligation.

            The Loans and the LC Amounts shall constitute one general Obligation of Borrowers, and shall be secured by Agent's Lien upon all of the Collateral.

                        3.6. Loan Account.

            Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

                        3.7. Statements of Account.

            Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon such Borrower absent demonstrable error unless Agent is notified by Borrower Representative in writing to the contrary within 60 days of the date each accounting is received by Borrower Representative. Such notice shall only be deemed an objection to those items specifically objected to therein.

                        3.8. Increased Costs.

                  3.8.1. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

                     (i) (1) subject such Lender to any tax with respect to this
            Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

                     (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                     (iii) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

      and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than sixty (60) days following Borrower Representative's receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower Representative, which certification shall include a written explanation of such additional cost or reduction to Borrowers. Such certification shall be conclusive absent manifest error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower Representative if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. Any claims by a Lender for compensation under this Section 3.8 shall be made upon Borrower Representative no later than one hundred and eighty (180) days following the adoption or implementation of any such law, rule, regulation policy guidelines or directive.

                  3.8.2. Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 3.8.1, Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers' rights under this Section 3.8.2 shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Section 3.8.1.

                        3.9. Sharing of Payments, Etc.

            If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Revolving Credit Loan or any Incremental Last Out Loan, as applicable, made by it in excess of its ratable share of payments on account of the Revolving Credit Loans or Incremental Last Out Loan, as applicable, made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.9 shall be made through Agent.

                        3.10. Effect On Prior Loans; Prior Loan and Security
                  Agreement.

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

            The Prior Loans and Liens securing payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Prior Loans. This Agreement shall supersede the Prior Loan and Security Agreement. From and after the Closing Date, this Agreement shall govern the terms of the Prior Loans. To the extent not replaced by Loan Documents dated as of the Closing Date, Loan Documents executed in connection with the Prior Loan and Security Agreement (other than any such Loan Document that is specifically terminated by the parties thereto) shall continue to be effective, and all references in those prior Loan Documents to the "Sixth Amended and Restated Loan and Security Agreement", the "Loan Agreement or the "Agreement" shall be deemed to refer to this Agreement without further amendment thereof.

                         SECTION 4. TERM AND TERMINATION

                        4.1. Term of Agreement.

            Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect through and including March 28, 2009 (the "Term"), unless terminated as provided in Section 4.2 hereof.

                        4.2. Termination.

                  4.2.1. Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

                  4.2.2. Termination by Borrowers. Upon at least 30 days prior written notice to Agent and Lenders, Borrower Representative, on behalf of Borrowers, may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Agent's satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrowers have complied with Section 2.6. Any notice of termination given by Borrower Representative shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                  4.2.3. Effect of Termination. All of the Obligations shall be immediately due and payable upon the earlier of the (a) expiration of the Term and (b) the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of each Borrower contained in the Loan Documents shall survive any such expiration or termination, as applicable, and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such expiration or termination, as applicable, until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.6 resulting from such expiration or termination, as applicable. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by such Borrower and by any Person whose loans or other advances to such Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          SECTION 5. SECURITY INTERESTS

                        5.1. Security Interest in Collateral.

            To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower's assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                     (i) Accounts, including Health Care Insurance Receivables;

                     (ii) Certificated Securities;

                     (iii) Chattel Paper;

                     (iv) Computer Hardware and Software and all rights with
            respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                     (v) Contract Rights;

                     (vi) Deposit Accounts;

                     (vii) Documents;

                     (viii) Equipment;

                     (ix) Financial Assets;

                     (x) Fixtures;

                     (xi) General Intangibles, including Payment Intangibles and
            Software;

                     (xii) Goods (including all of its Equipment, Fixtures and
            Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                     (xiii) Instruments;

                     (xiv) Intellectual Property;

                     (xv) Inventory;

                     (xvi) Investment Property;

                     (xvii) money (of every jurisdiction whatsoever);

                     (xviii) Letter-of-Credit Rights;

                     (xix) Payment Intangibles;

                     (xx) Security Entitlements;

                     (xxi) Software;

                     (xxii) Supporting Obligations;

                     (xxiii) Uncertificated Securities; and

                     (xxiv) to the extent not included in the foregoing, all
            other personal property of any kind or description;

together with all books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records and all records of purchases and sales of prescription drugs and controlled substances required to be kept by the Federal or any state government or agency thereof), writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating, referring or pertaining to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in such Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license.

                        5.2. Other Collateral.

                  5.2.1. Commercial Tort Claims. Each Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim in excess of $1,000,000 after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Each Borrower represents and warrants that as of the date of this Agreement, to its knowledge, it does not possess any Commercial Tort Claims.

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

                  5.2.2. Other Collateral. Each Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

                        5.3. Lien Perfection; Further Assurances.

            Each Borrower shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or
(ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower's behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

                        5.4. Lien on Realty.

            The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real Property of Borrowers now or hereafter owned. Each Mortgage shall be executed by the Borrowers in favor of Agent. Each Mortgage shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. Borrowers shall deliver to Agent, at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the Property covered by each Mortgage, subject only to those exceptions reasonably acceptable to Agent and its counsel. Borrowers shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real Property, as Agent and its counsel may request relating to the real Property subject to the Mortgages.

                      SECTION 6. COLLATERAL ADMINISTRATION

                        6.1. General.

                  6.1.1. Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.

                  6.1.2. Insurance of Collateral. Each Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of such Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Each Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower Representative agrees to deliver to Agent, as promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of any Borrower and its Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

                  Unless each Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Borrower's expense to protect Agent's interests in the Properties of such Borrower and its Subsidiaries. This insurance may, but need not, protect the interests of such Borrower and its Subsidiaries. The coverage that Agent purchases may not pay any claim that such Borrower or any Subsidiary makes or any claim that is made against such Borrower or any such Subsidiary in connection with said Property. Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower and its Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, such Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that such Borrower and its Subsidiaries may be able to obtain on their own.

                  6.1.3. Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any

      Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.

                        6.2.  Administration of Accounts.

                  6.2.1. Records, Schedules and Assignments of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by such Borrower with respect to such information. Concurrently with the delivery of the Borrowing Base Certificate for the last week of each month described in subsection 8.1.4, or more frequently as requested by Agent, from and after the date hereof, each Borrower shall deliver to Agent a detailed aged trial balance of all of its Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request. If requested by Agent, each Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. No later than the fifteenth (15th) day of each month, the Borrowers shall deliver to the Agent an aging report with respect to accounts receivable and a listing of accounts payable, in each case for the previous month.

                  6.2.2. Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.

                  6.2.3. Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Each Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process; provided that such Account verifications shall only be performed in conjunction with semi-annual audits, or more frequently if (i) an Event of Default has occurred and is continuing or (ii) in connection with Permitted Acquisitions.

                  6.2.4. Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements reasonably acceptable to Agent with such banks as may be selected by Borrowers and be acceptable to Agent. Borrowers shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.2.1. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                  6.2.5. Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by such Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by each Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent's benefit and such Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that a Borrower's Accounts have been assigned to Agent and to collect such Borrower's Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to such Borrower.

                  6.2.6. Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of any Borrower and to charge such Borrower therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which such Borrower maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

                        6.3.  Administration of Inventory.

                  6.3.1. Records and Reports of Inventory. Each Borrower shall keep records of its Inventory which records shall be complete and accurate in all material respects. Each Borrower shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as reasonably requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of such Borrower's Inventory. Each Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request. No Inventory will at any time be misbranded or adulterated, and all Inventory shall bear all labels and warnings required by all federal or state laws, rules and regulations.

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

                  6.3.2. Inventory Appraisal. Within 60 days after October 31 and April 30 of each year, and upon Agent's request during the existence of a Default or an Event of Default, Borrower Representative, at Borrowers' sole cost and expense, shall provide Agent with an Appraisal of the Inventory in form and substance reasonably acceptable to Agent setting forth the Net Orderly Liquidation Value of the Inventory.

                        6.4.  Administration of Equipment.

                  6.4.1. Records and Schedules of Equipment. Each Borrower shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and upon request of Agent such Borrower shall, and shall cause each of its Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis. Promptly after the request therefor by Agent, each Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of its Equipment.

                  6.4.2. Dispositions of Equipment. No Borrower shall or shall permit any of its Subsidiaries to sell, lease or otherwise dispose of or transfer any of its respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, which is $1,000,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value which are useful in the business of any Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within 90 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.

                        6.5.  Payment of Charges.

            All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to the Revolving Credit Loans from time to time.

                    SECTION 7. REPRESENTATIONS AND WARRANTIES

                        7.1. General Representations and Warranties.

            To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers jointly and severally warrant, represent and covenant to Agent and each Lender that:

                  7.1.1. Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of such Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

                  7.1.2. Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders or members, as applicable, of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of such Borrower; (ii) contravene any Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

                  7.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

                  7.1.4. Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries and Affiliates of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower's and each of its Subsidiaries' corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of such Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable, except as set forth in Exhibit 7.1.4. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

                  7.1.5. Names; Organization. No Borrower or any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on
      Exhibit 7.1.5, no Borrower or any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each Borrower's and each of its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

                  7.1.6. Business Locations; Agent for Process. Each Borrower's and each of its Subsidiary's chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by such Borrower in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, no Borrower or any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit
      6.1.1. All tangible Collateral is and will at all times be kept by each Borrower and its Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

                  7.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower's or such Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Agent under
      Section 5 hereof are first priority Liens, subject only to Permitted
      Liens.

                  7.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Borrower with respect to any Account or Accounts. With respect to each of the Accounts of each Borrower, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

                     (i) It is genuine and in all respects what it purports to
            be, and it is not evidenced by a judgment;

                     (ii) It arises out of a completed, bona fide sale and
            delivery of goods or rendition of services by such Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

                     (iii) It is for a liquidated amount maturing as stated in
            the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                     (iv) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

                     (v) To the best of such Borrower's knowledge, the Account
            Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                     (vi) To the best of such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                  7.1.9. Equipment. The Equipment of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. No Borrower or any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to such Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and such Borrower will not permit any of the Equipment of such Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

                  7.1.10. Financial Statements; Fiscal Year. The Consolidated and unaudited consolidating balance sheets of each Borrower and its Subsidiaries (including the accounts of all Subsidiaries of such Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of October 31, 2004, and the related statements of income, changes in shareholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of such Borrower and such Subsidiaries, taken as a whole, at such dates and the results of such Borrower's and such Persons' operations, taken as a whole, for such periods. As of the date hereof, since June 30, 2004, there has been no material adverse change in the financial position of each Borrower and such Subsidiaries, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of each Borrower and each of its Subsidiaries ends on June 30 of each year.

                  7.1.11. Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of any Borrower to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which any Borrower has failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

                  7.1.12. Solvent Financial Condition. Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.

                  7.1.13. Surety Obligations. Except as permitted by Section 8.2.3(ix) hereof, no Borrower or any of its Subsidiaries is obligated as a surety or indemnitor under any surety or similar bond or other contract issued or entered into or has entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                  7.1.14. Taxes. D&K's federal tax identification number is 43-1465483. Jewett's federal tax identification number is 46-0151530. DH's federal tax identification number is 43-61-1400993. MVP's federal tax identification number is 66-0490722. D&K Pharmacy Solutions' federal tax identification number is 20-0881542. Walsh's federal tax identification number is 71-0185790. Walsh Heartland's federal tax identification number is 73-1575985. Walsh Distribution's federal tax identification number is 62-1827502. The federal tax identification numbers of each Borrower's Subsidiaries are shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and such Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

                  7.1.15. Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                  7.1.16. Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights are included on Exhibit 7.1.16 hereto. No claim has been asserted to any Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of each Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon such Borrower's or any of its Subsidiaries' material Intellectual Property. Except as set forth on Exhibit 7.1.16, each Borrower's and each of its Subsidiaries' (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by such Borrower or any of its Subsidiaries to Agent, or any other Person designated by Agent, of all of such Borrower's or such Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by such Borrower or such Subsidiary, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any Borrower's or any of its Subsidiaries' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) no Borrower or any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

                  7.1.17. Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

                  7.1.18. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to such Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory produced by the Borrowers has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

                  7.1.19. Restrictions. No Borrower or any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit
      7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by such Borrower or any of its Subsidiaries, as applicable.

                  7.1.20. Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or affecting such Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of such Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Borrower or any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  7.1.21. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. No Borrower or any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $500,000.

                  7.1.22. Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases (in the case of operating personal property leases, only to the extent such leases individually require monthly rental payment in excess of $1,000) of each Borrower and its Subsidiaries and all real property leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                  7.1.23. Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, no Borrower or any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of any Borrower and its Subsidiaries exists in connection with any Plan. No Borrower or any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                  7.1.24. Trade Relations. Except as disclosed on Exhibit 7.1.24 hereto, there exists no actual or, to any Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between such Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent such Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                  7.1.25. Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, no Borrower or any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

                  7.1.26. Environmental Matters. Except as described on Exhibit
      7.1.26 hereto, each Borrower and its Subsidiaries and/or each property, operations and facility that any Borrower or any Subsidiary may own, operate or control (i) is in compliance with, in all material respects, all applicable Environmental Laws; (ii) is not subject to any judicial or administrative proceeding or order alleging the violation of any Environmental Law; (iii) has not received any written notice (1) that it may be in violation of any Environmental Law, (2) threatening the commencement of any proceeding relating to any Adverse Environmental Condition, (3) alleging that it is or may be responsible (in whole or in part) for any Adverse Environmental Condition, or (4) ordering or directing any Borrower or any Subsidiary to take any action or refrain from taking any action because of an Adverse Environmental Condition; (iv) to the best of each Borrower's knowledge, is not the subject of any federal, state or local investigation evaluating whether any investigation, remedial action or other response is needed to respond to an Adverse Environmental Condition; and (v) has not filed any notice indicating or reporting any Adverse Environmental Condition except for such notices or reports required by Environmental Laws as a result of routine business operations.

                        7.2. Continuous Nature of Representations and
                  Warranties.

            Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower's or any of its Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof, and each Letter of Credit or LC Guaranty request made under subsection 3.1.5 hereof, shall constitute the applicable Borrower's reaffirmation, as of the date of each such Loan, Letter of Credit or LC Guaranty request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of such Borrower, any Subsidiary of such Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

                        7.3.  Survival of Representations and Warranties.

            All representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                 SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

                        8.1.  Affirmative Covenants.

            During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

                  8.1.1. Visits and Inspections; Agent Meeting. Permit representatives of Agent from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit (solely with respect to audits, absent (i) the occurrence of an Event of Default or (ii) Permitted Acquisitions, not more than two (2) times in any fiscal year) and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, such Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Lenders may accompany Agent on audits at such Lenders' expense.

                  8.1.2. Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, each Borrower agrees to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

                  8.1.3. Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless such Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

                     (i) not later than 90 days after the close of each fiscal
            year of Borrowers, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrowers and their Subsidiaries as of the end of such year, on a Consolidated and unaudited consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrowers but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith.

                     (ii) not later than 30 days after the end of each month
            hereafter, including the last month of Borrowers' fiscal year, unaudited interim financial statements of Borrowers and their Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and unaudited consolidating basis, certified by the principal financial officer of Borrowers as prepared in accordance with GAAP but without footnotes and fairly presenting in all material respects the financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes.

                     (iii) together with each delivery of financial statements
            pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrowers to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrowers and their Subsidiaries as at the dates and for the periods indicated;

                     (iv) promptly after the sending or filing thereof, as the
            case may be, copies of any proxy statements, financial statements or reports which Borrowers have made available to their Securities holders and copies of any regular, periodic and special reports or registration statements which Borrowers or any of their Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                     (v) upon request of Agent, copies of any annual report to
            be filed with ERISA in connection with each Plan; and

                     (vi) such other data and information (financial and
            otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers' or any of their Subsidiaries' financial condition or results of operations.

            Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, each Borrower shall forward to Agent a copy of the accountants' letter to such Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of such Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in paragraph (i) and
(ii) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, each Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the chief financial officer of Borrower (a "Compliance Certificate").

                  8.1.4. Borrowing Base Certificates. On or before the second Business Day of each week from and after the date hereof, Borrower Representative shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding week, with such supporting materials as Agent shall reasonably request. If any Borrower deems it advisable, or Agent shall request, Borrower Representative shall execute and deliver to Agent Borrowing Base Certificates more frequently than weekly.

                  8.1.5. Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

                  8.1.6. Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

                  8.1.7. Projections. As soon as possible, but no later than 30 days after the close of each fiscal year of the Borrowers, deliver to Agent monthly Projections for all Borrowers for the following year on a Consolidated and consolidating basis.

                  8.1.8. Subsidiaries. Cause each Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Agent's request therefor, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1. Additionally, each Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary and each Inactive Subsidiary.

                  8.1.9. Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens or maintains, such Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of such Borrower.

                  8.1.10. Interest Rate Protection. Borrowers shall maintain interest rate protection in form, on terms and with parties acceptable to Agent, for a notional amount of not less than $70,000,000.

                  8.1.11. Subordinations. Provide Agent with a debt subordination agreement, in form and substance satisfactory to Agent, executed by such Borrower and any Person who is an officer, director or Affiliate of such Borrower to whom such Borrower is or hereafter becomes indebted for Money Borrowed, subordinating in right of payment and claim all of such Indebtedness and any future advances thereon to the full and final payment and performance of the Obligations.

                  8.1.12. Further Assurances. Without limiting the generality of the foregoing, if any of the Accounts, the face value of which exceeds $10,000, arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, Borrowers shall promptly notify Agent thereof in writing and shall execute any instruments and take any other action required or requested by Agent to comply with the provisions of the Federal Assignment of Claims Act.

                  8.1.13. Centralized Inventory Purchasing. Substantially all of the Borrowers' Inventory shall be ordered by D&K and the invoices for such purchases shall be paid by D&K.

                        8.2.  Negative Covenants.

            During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall not:

                  8.2.1. Mergers; Consolidations; Acquisitions; Structural Changes. Except as otherwise provided in this Section 8.2.1, merge or consolidate, or permit any Subsidiary of such Borrower to merge or consolidate, with any Person; nor change its or any of its Subsidiaries' state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries' legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person. Notwithstanding the foregoing, D&K may acquire all or substantially all of the assets or capital stock or ownership interest of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

                     (i) Agent shall receive at least thirty (30) Business Days'
            prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

                     (ii) such Permitted Acquisition shall only involve assets
            located in the United States and comprising a business, or those assets of a business, of a wholesale drug or related service industry;

                     (iii) such Permitted Acquisition shall be consensual and
            shall have been approved by the Target's board of directors;

                     (iv) no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (1) Loans made hereunder, (2) ordinary course trade payables and accrued expenses, and (3) financing in favor of the Seller with respect to such Permitted Acquisition so long as such financing consists of Approved Seller Subordinated Financing;

                     (v) the sum of all amounts payable in connection with all
            Permitted Acquisitions (including all transaction costs and all Indebtedness and liabilities incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $15,000,000 in the aggregate in any fiscal year of Borrowers;

                     (vi) the Target shall, for the trailing twelve-month period preceding the date of the Permitted Acquisition, have net earnings before interest expense, taxes, and allowances for depreciation and amortization, all as determined in accordance with GAAP, of greater than zero;

                     (vii) the business and assets acquired in such Permitted
            Acquisition shall be free and clear of all Liens (other than Permitted Liens);

                     (viii) at or prior to the closing of any Permitted
            Acquisition, Agent, for the benefit of itself and the Lenders, will be granted a first priority perfected Lien (subject to Permitted Liens) in all assets acquired pursuant thereto or in the assets and capital stock of the Target, as applicable, and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith, and if the Permitted Acquisition involves the acquisition of stock or other ownership interest of the Target, all documents, instruments and agreements necessary or desirable to cause Target to be a Borrower hereunder, including without limitation, amendments to this Agreement, stock pledge agreements, and stock powers;

                     (ix) not less than ten (10) Business Days prior to any such
            Permitted Acquisition, Borrower Representative shall have delivered to Agent, in form and substance satisfactory to Agent:

                        (1) a pro forma consolidated balance sheet of Borrowers
                  and their Subsidiaries (including the Target) (the "Acquisition Pro Forma"), based on the most recently delivered monthly financial statements (pursuant to Section 8.1.3(ii)) and taking into account such Permitted Acquisition and the funding of all Loans in connection therewith;

                        (2) updated versions of the most recently delivered
                  Projections covering the current fiscal year and the subsequent fiscal year of

                  Borrowers, commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 8.1.3(iii) (the "Acquisition Projections") and based upon historical financial data of Borrowers and Target for the current fiscal year, taking into account such Permitted Acquisition; and

                        (3) a certificate from the chief financial officer of
                  each Borrower to the effect that: (v) all of the requirements set forth herein with respect to such Permitted Acquisition have been satisfied; (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against other Borrowers and each other Subsidiary of each Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Borrowers (on a consolidated basis) as of the date hereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Section 8.3 thereafter; and
                  (z) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to and reasonably acceptable to Agent;

                     (x) on or prior to the date of such Permitted Acquisition,
            Agent shall have received, in form and substance satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent;

                     (xi) at the time of such Permitted Acquisition and after
            giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

                     (xii) immediately following such Permitted Acquisition,
            Borrowers shall have Availability of not less than $50,000,000.

Notwithstanding the foregoing, the Accounts and Inventory of a Target shall not be included in Eligible Accounts and Eligible Inventory without (i) the completion of an audit of such Accounts and Inventory by Agent (Agent agrees to use its reasonable best efforts to complete its audit of such Accounts and Inventory prior to the date of closing with respect to any such Permitted Acquisition), (ii) delivery of an appraisal of the Inventory to Agent, and (iii) the prior written consent of Agent.

                  8.2.2. Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person except for (i) salary, travel advances, advances against commissions and other similar advances in the ordinary course of business, (ii) loans to Persons other than Borrowers not to exceed $1,000,000 to any Person or $2,500,000 in the aggregate to all Persons, and (iii) intercompany loans in the ordinary course of business, by a Borrower to any other Borrower, provided that (1) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent, (2) each Borrower hereby agrees that each obligation owed to another Borrower is subordinated in right of payment to the Obligations, (3) at the time any such intercompany loan or advance is made by any Borrower and after giving effect thereto, such Borrower shall be Solvent, and (4) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

                  8.2.3. Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of such Borrower to create, incur or suffer to exist, any Indebtedness, except:

                     (i) Obligations owing to Agent or any Lender under this
            Agreement or any of the other Loan Documents;

                     (ii) Indebtedness, including without limitation
            Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 8.2.3;

                     (iii) Permitted Purchase Money Indebtedness;

                     (iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                     (v) Guaranties of any Indebtedness permitted hereunder;

                     (vi) Indebtedness in respect of intercompany loans
            permitted under subsection 8.2.2(iii);

                     (vii) obligations to pay Rentals permitted by subsection
            8.2.18;

                     (viii) to the extent not included above, trade payables,
            accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed;

                     (ix) Indebtedness consisting of obligations of any Borrower or any Subsidiary of any Borrower as a surety or indemnitor under a surety or similar bond or other contract issued or entered into, or under any other agreement assuring payment, performance or completion of performance of any undertaking of obligation of any Person, in an aggregate amount at any time, which is not greater than $1,500,000;

                     (x) Approved Seller Subordinated Financing to the extent
            permitted by Section 8.2.1(iv)(C);

                     (xi) guaranty of the obligations of PBI in an amount not to exceed $12,400,000 and solely to the extent necessary to facilitate the repurchase by

            D&K of all outstanding capital stock of PBI, provided that such guaranty shall be secured solely with a pledge by D&K of the capital stock in PBI; and

                     (xii) Indebtedness not included in paragraphs (i) through
            (xi) above which does not exceed at any time, in the aggregate, the sum of $5,000,000.

                  8.2.4. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of such Borrower to enter into or be a party to, any transaction with any Affiliate of such Borrower or any holder of any Securities of such Borrower or any Subsidiary of such Borrower, including without limitation any transaction involving management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower, and (ii) as otherwise permitted under this Agreement.

                  8.2.5. Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of such Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                     (i) Liens at any time granted in favor of Agent for the
            benefit of Lenders;

                     (ii) Liens for taxes, assessments or governmental charges
            (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent's judgment such Lien would not reasonably be expected to adversely affect Agent's rights or the priority of Agent's Lien on any Collateral;

                     (iii) Liens arising in the ordinary course of the business of such Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;

                     (iv) Purchase Money Liens securing Permitted Purchase Money
            Indebtedness;

                     (v) such other Liens as appear on Exhibit 8.2.5 hereto;

                     (vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

                     (vii) reservations, covenants, zoning and other land use
            regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by such Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower's or such Subsidiary's business;

                     (viii) judgment Liens that do not give rise to an Event of
            Default under subsection 10.1.15;

                     (ix) Liens securing intercompany loans permitted under
            subsection 8.2.2(iii);

                     (x) such other Liens as Majority Lenders may hereafter
            approve in writing; and

                     (xi) Liens on the capital stock of PBI owned by D&K solely to the extent that such Liens secure the guaranty obligations of D&K permitted under subsection (xi) of Section 8.2.3.

                  8.2.6. Payments and Amendments of Certain Debt.

                     (i) make or permit any Subsidiary of such Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the Subordination Agreements relative thereto or the subordination provisions thereof; or

                     (ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt.

                  8.2.7. Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except for
      (i) dividends of Subsidiaries of Borrowers or Borrowers to D&K, provided that D&K shall give Agent written notice describing the amount of such dividend, (ii) dividends payable by D&K; provided that no Event of Default has occurred and is continuing as of the date any such dividend is paid or would result after giving effect thereto, (iii) Distributions consisting of repurchases of D&K's common stock not to exceed $15,000,000, in the aggregate in each fiscal year on or prior to June 30, 2006; provided that, in the case of clause (iii), (a) no Event of Default has occurred and is continuing as of the date of any such repurchase or would result after giving effect thereto and (b) Borrowers shall have (1) Availability of not less than $85,000,000 after giving effect thereto and (2) a Fixed Charge Coverage Ratio, on a Consolidated basis, for the twelve-month period ending on the last day of the most recently ended fiscal quarter of not less than 1.25 to 1.00, and (iv) dividends payable by PBI to D&K and its other stockholders consistent with past practices.

                  8.2.8. Intentionally Omitted.

                  8.2.9. Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

                     (i) sales of Inventory in the ordinary course of business;

                     (ii) transfers of Property to such Borrower by a Subsidiary of such Borrower and transfer of Property between Borrowers;

                     (iii) dispositions of Property that is substantially worn, damaged, uneconomic or obsolete (subject to subsection 6.4.2 hereof);

                     (iv) dispositions of investments described in paragraphs
            (iv), (v), (vi) and (vii) of the definition of the term "Restricted Investments";

                     (v) a sale of the capital stock or all or substantially all of the assets of Jaron, Inc., a Florida corporation;

                     (vi) other dispositions expressly authorized by this
            Agreement;

                     (vii) sales of owned real estate; and

                     (viii) sales or dispositions of myhca (or all or
            substantially all of its assets).

                  8.2.10. Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except (i) to such Borrower provided such Borrower immediately delivers such Securities to Agent, for the benefit of the Lenders, and executes all necessary documentation to pledge such Securities to Agent for the benefit of the Lenders and (ii) for director's qualifying Securities.

                  8.2.11. Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of such Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

                  8.2.12. Restricted Investment. Make or have, or permit any Subsidiary of any Borrower to make, any Restricted Investments in excess of $5,000,000 in the aggregate. Notwithstanding the foregoing, the Borrowers and the Subsidiaries shall not make any Restricted Investments in PBI.

                  8.2.13. Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of such Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof; provided that any Borrower may create and permit to exist Subsidiaries so long as (i) each such Subsidiary owns assets in an aggregate amount not to exceed $10,000 at any time and (ii) each such Borrower executes and delivers all pledge agreement amendments as are necessary to perfect Agent's first priority Lien in such Subsidiary's capital stock or other equity interest owned by such Borrower.

                  8.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than D&K.

                  8.2.15. Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

                  8.2.16. Fiscal Year End. Change, or permit any Subsidiary of such Borrower to change, its fiscal year end.

                  8.2.17. Negative Pledges. Enter into any agreement limiting the ability of such Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property except as otherwise provided herein.

                  8.2.18. Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which a Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed $10,000,000. The term "Rentals" means, as of the date of determination, all payments, which the lessee is required to make by the terms of any lease.

                  8.2.19. Jaron, IPD Holdings, Inc. and myhca. Permit any of Jaron, Inc., a Florida corporation, IPD Holdings, Inc., a Delaware corporation, or myhca to conduct any ongoing business activity or own any assets with a fair market value in excess of $10,000.

                  8.2.20. Letter of Credit Agreement. Agree to, or suffer to occur, any amendment, supplement or other modification to that certain Letter of Credit Agreement dated as of June 30, 2004, between D&K and General Electric Capital Corporation, a Delaware corporation, as agent.

                        8.3. Specific Financial Covenants.

            During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by any Borrower on or before the Closing Date, Borrower Representative will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower Representative or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

                         SECTION 9. CONDITIONS PRECEDENT

            Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

                        9.1.  Documentation.

            Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement, amendments to the Mortgages, Incremental Last Out Loan Notes, and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

                        9.2.  No Default.

            No Default or Event of Default shall exist.

                        9.3.  Other Conditions.

            Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

                        9.4.  Availability.

            Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby and after Borrowers have paid (or, if accrued, treated as paid) all closing costs incurred in connection with the transactions contemplated hereby, and after taking into account all Existing Obligations that are outstanding as of the Closing Date, Availability shall not be less than $75,000,000 immediately following the Closing Date.

                        9.5.  No Litigation.

            No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

                        9.6.  Diligence and Appraisal.

            Agent shall have received an Appraisal and conducted an examination of the Inventory, the form and substance of each shall be reasonably satisfactory to Agent.

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                        9.7.  Material Adverse Effect.

            As of the Closing Date, in the reasonable judgment of the Agent, (i) since October 31, 2004, there has not been any material adverse change in any Borrower's business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect; and (ii) since October 31, 2004, there has not been a material adverse change or material disruption in the financial banking or capital markets, which would have a material adverse effect on the syndication of the Loan Commitments.

                        9.8.  Fees.

            Borrowers shall have paid those fees due and payable on the Closing Date as specified in the Fee Letter.

                        9.9.  Financial Information.

            Agent shall have received, each in form and substance satisfactory to Agent, interim financial statements for Borrowers as of a date not more than 45 days prior to the Closing Date.

                        9.10. Capitalization.

            Agent shall have determined that Borrowers are adequately capitalized, that the fair saleable value of Borrowers' assets will exceed their liabilities as of the Closing Date, and that Borrowers will have sufficient working capital to pay their Indebtedness as it becomes due.

                        9.11. Consent.

            Borrowers shall have obtained all governmental and third party consents and approvals as may be necessary or appropriate in connection with this Agreement and theother Loan Documents and the transactions contemplated thereby.

      SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

                        10.1. Events of Default.

            The occurrence of one or more of the following events shall constitute an "Event of Default":

                  10.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                  10.1.2. Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.

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                  10.1.3. Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2,
      8.1.4 (provided that, no more than two (2) times during each fiscal year, the Borrowers may fail to timely deliver the required Borrowing Base Certificate; provided that, in such instances, such delivery shall occur no later than two (2) Business Days following the date due), 8.1.9, 8.1.10, 8.2 or 8.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 8.1.3 or 8.1.7 hereof within 5 days following the date on which such Borrower is required to perform, keep or observe such covenant.

                  10.1.4. Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of such Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of such Borrower.

                  10.1.5. Default Under Security Documents or Other Agreements. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, or the Other Agreements and such default shall continue beyond any applicable grace period.

                  10.1.6. Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary of such Borrower or such Guarantor is a party or by which such Borrower, such Subsidiary of such Borrower or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $500,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

                  10.1.7. Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $1,000,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

                  10.1.8. Insolvency and Related Proceedings. Any Borrower, any Subsidiary of any Borrower or any other Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any Subsidiary of any Borrower or any other Guarantor under U.S. federal bankruptcy laws (if against any Borrower, any Subsidiary of any Borrower or any other Guarantor the continuation of such proceeding for more than 60

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

      days), or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                  10.1.9. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower for a period which materially adversely affects such Borrower's capacity to continue its business on a profitable basis; or any Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower which is necessary to the continued or lawful operation of its business; or any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                  10.1.10. Change of Ownership. (i) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital Stock of D&K having the right to vote for the election of directors of D&K under ordinary circumstances; (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of D&K (together with any new directors whose election by the board of directors of D&K or whose nomination for election by the stockholders of D&K was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (iii) D & K shall cease to own and control, beneficially and of record 100% of the issued and outstanding Securities and Voting Stock of the other Borrowers or (iv) each Borrower (other than D & K) shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each of its Subsidiaries.

                  10.1.11. ERISA. A Reportable Event shall occur which, in Agent's or the Majority Lenders' determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

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

                  10.1.12. Challenge to Agreement. Any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

                  10.1.13. Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

                  10.1.14. Criminal Forfeiture. Any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of such Borrower, any Subsidiary of such Borrower or any other Guarantor.

                  10.1.15. Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any of their respective Property (i) in the case of money Judgments, in an amount of $1,000,000 or more for all such Judgments, in the aggregate, in each case in excess of any applicable insurance or other contractual indemnity from a third party satisfactory to Agent with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in the case of clauses (i) and (ii) above, which Judgment is not stayed, released or discharged within 60 days.

                        10.2. Acceleration of the Obligations.

            Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent orMajority Lenders be terminated and/or (ii) Agent may, or at the direction of Majority Lenders shall, declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender. In connection with any Letter of Credit issued or guaranteed pursuant to this Agreement, Borrowers shall deliver to Agent cash collateral in an amount equal to 105% of the LC Amount to be held interest-free by Agent in the aggregate maximum amount of all Letters of Credit and LC Guaranties then issued and outstanding. If Borrowers fail to so deliver such cash collateral, Agent may sell Collateral pursuant to this Agreement and hold the proceeds thereof as cash collateral.

                        10.3. Other Remedies.

            Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:

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

                  10.3.1. All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  10.3.2. The right to take immediate possession of the Collateral, and to (i) require Borrowers and each of their Subsidiaries to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, such Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

                  10.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 10 days' written notice to Borrower Representative of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first, to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations (excluding those associated with Product Obligations to the extent Agent can reasonably allocate such costs, expenses and attorneys' fees to the Product Obligations), in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second, to the interest and fees due upon any of the Obligations (excluding Product Obligations and accrued interest and fees under the Incremental Last Out
      Loan); third, to the principal of the Obligations (excluding Product Obligations and principal owing under the Incremental Last Out Loan); fourth, to the interest and fees due upon the Incremental Last Out Loan; fifth, to the principal of the Incremental Last Out Loan; and sixth, to the principal, interest and fees of Product Obligations (including, without limitation, all costs, expenses and attorneys' fees incurred by Agent in collecting the Product Obligations and not previously paid). If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor. In the event of a sale of Collateral on credit terms, the Borrowers' Obligations shall be reduced only to the extent that Agent receives cash payment in respect of such credit sale.

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

                  10.3.4. Agent is hereby granted a license or other right to use, without charge, each Borrower's and each of its Subsidiary's Intellectual Property, including, without limitation, all labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

                  10.3.5. Agent may, at its option, require any Borrower to deposit with Agent funds equal to 105% of the LC Amount and, if such Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Loan. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the applicable Borrower.

                        10.4. Set Off and Sharing of Payments.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event ofDefault, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrower Representative (any prior or contemporaneous notice to Borrower Representative being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to any Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

                        10.5. Remedies Cumulative; No Waiver.

            All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of each Borrower contained in this Agreement and the other LoanDocuments, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any guaranty given to Agent or any Lender or contained in any agreement between any Lender and any Borrower or between Agent and any Borrower heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of

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

the terms, covenants, conditions, or agreements of any Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by any Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from any Borrower to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to such Borrower.

                                SECTION 11. AGENT

                        11.1. Authorization and Action.

            Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents asare delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrowers. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

                        11.2. Agent's Reliance, Etc.

            Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to betaken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the

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

foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such Lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower Representative or any Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

                        11.3. Fleet and Affiliates.

            With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with any Borrower and any Person who may do business with or own Securities of any Borrower all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

                        11.4. Lender Credit Decision.

            Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such

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

other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding any Borrower.

                        11.5. Indemnification.

            Lenders agree to indemnify Agent and Lead Arranger (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from andagainst any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or Lead Arranger, as applicable, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent or Lead Arranger, as applicable, under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's or Lead Arranger's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent and Lead Arranger promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent and Lead Arranger in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent or Lead Arranger, as applicable, is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent and/or Lead Arranger to Lenders, any Lender or any other Person, including any Borrower, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent and/or Lead Arranger any amount found to have been wrongfully paid to Agent or Lead Arranger, as applicable, or disbursed by Agent or Lead Arranger, as applicable, to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent or Lead Arranger, as applicable, for all such amounts.

                        11.6. Rights and Remedies to be Exercised by Agent Only.

            Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by thisAgreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand of any Borrower under this Agreement or any other Loan Document.

                        11.7. Agency Provisions Relating to Collateral.

            Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any actiontaken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower Representative certifies to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which any Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

                        11.8. Agent's Right to Purchase Commitments.

            Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted orwithheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

                        11.9. Right of Sale, Assignment, Participations.

            Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and anyof the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

                  11.9.1. Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000 and $1,000,000 increments in excess of $5,000,000 or, if less, the entire remaining Revolving Loan Commitment or Incremental Last Out Loan, as applicable, of such Lender, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, each Borrower, must consent, such consent not to be unreasonably withheld, to each such assignment to a bank or lending institution that is not a Lender to this Agreement (or an Affiliate of a Lender to this Agreement), (iv) the assigning Lender or assignee Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment (excluding sales or assignments by any Lender to an Affiliate of such Lender) and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

                  11.9.2. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $5,000,000 and $1,000,000 increments in excess of $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder,
      (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by any Borrower hereunder shall be determined as if the originating Lender had not sold any such participation.

                  11.9.3. Certain Agreements of Borrowers. Each Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of

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

      Section 12.18 hereof, such Lender may disclose credit information regarding any Borrower to any potential Participant or assignee.

                  11.9.4. Non U.S. Resident Transferees. If, pursuant to this
      Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred,
      (ii) furnish to the transferor Lender, Agent and Borrower Representative either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrower Representative a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

                  11.9.5. Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In addition, notwithstanding anything to the contrary contained in this subsection 11.9.5, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection 11.9.5 may not be amended without he written consent of the SPC.

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

                        11.10. Amendment.

            No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by anyBorrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, do any of the following: (1) increase or decrease (except (a) with respect to participation and assignments permitted by Section 11.9 hereof or (b) increase pursuant to Section 1.6 hereof) the aggregate Loan Commitments or any Lender's Revolving Loan Commitment), (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) increase or decrease any interest rate, the Unused Line Fee, or other fees (to the extent payable to Lenders generally) payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note or any fees payable hereunder to the Lenders generally, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) increase any percentage contained in the definition of the term Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term "Majority Lenders", (10) amend this Section 11.10, (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof, (12) amend Section 3.4.2 or 10.3.3, or (13) increase the amount set forth in Section 1.1.4(i), or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by any Borrower in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement); provided that Agent has timely delivered to all Lenders a final draft of the proposed amendment.

                        11.11. Resignation of Agent; Appointment of Successor.

            Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement,then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent from among the Lenders who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers' consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former

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

Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

                        11.12. Audit and Examination Reports; Disclaimer by
                Lenders.

            By signing this Agreement, each Lender:

            (i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent;

            (ii) expressly agrees and acknowledges that Agent (1) does not make any representation or warranty as to the accuracy of any Report, and (2) shall not be liable for any information contained in any Report;

            (iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel;

            (iv) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its assignees and participants, or use any Report in any other manner, in accordance with the provisions of Section 12.18; and

            (v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (1) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (2) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney's fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

                        11.13. Syndication Agent/Documentation Agent/Co-Agent.

            No Person holding the title of Syndication Agent, Documentation Agent, Co-Agent or any similar title shall have any rights, powers, duties or responsibilities in such capacity

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

and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in its capacity as such.

                            SECTION 12. MISCELLANEOUS

                        12.1. Power of Attorney.

            Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawfulattorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to such Borrower and in such Borrower's or Agent's name, but at the cost and expense of such Borrower:

                  12.1.1. At such time or times as Agent or said agent, in its sole discretion, may determine, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                  12.1.2. At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii), (ix) and (xii) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement.

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

            The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

                        12.2. Indemnity.

            Borrowers hereby agree, jointly and severally, to indemnify Agent, Lead Arranger and each Lender (and each of their Affiliates) and hold Agent, Lead Arranger andeach Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge such Borrower's duties hereunder or arising out of or relating to this Agreement, the Loan Documents, or the transactions contemplated hereby (except those resulting from the gross negligence or intentional misconduct of any such Person). In addition, Borrowers shall, jointly and severally, defend Agent, Lead Arranger and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent, Lead Arranger, or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

                        12.3. Sale of Interest.

            No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof,including, without limitation, any Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

                        12.4. Severability.

            Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision ofthis Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                        12.5. Successors and Assigns.

            This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and each Lender permitted under Section 11.9 hereof.

                        12.6.Cumulative Effect; Conflict of Terms.

            The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise providedin any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any

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

provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                        12.7. Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

                        12.8. Notice.

            Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

           If to Agent:           Fleet Capital Corporation
                                  One South Wacker Drive
                                  Suite 1400
                                  Chicago, Illinois  60606
                                  Attention:  Loan Administration Manager
                                  Facsimile No.:  (312) 827-4222

           With a copy to:        Latham & Watkins
                                  233 South Wacker Drive
                                  Suite 5800
                                  Chicago, Illinois  60606
                                  Attention:  David G. Crumbaugh
                                  Facsimile No.:  (312) 993-9767

           If to Borrowers:       c/o D & K Healthcare Resources, Inc.
                                  8235 Forsyth Boulevard
                                  St. Louis, Missouri  63105
                                  Attention: Tom Hilton
                                             Senior Vice President & CFO
                                  Facsimile No.: (314) 727-1943

           With a copy to:        c/o D & K Healthcare Resources, Inc.
                                  8235 Forsyth Boulevard
                                  St. Louis, Missouri  63105
                                  Attention: Richard A. Keffer, Esq.
                                             Vice President, Secretary and
                                             General Counsel
                                  Facsimile No.:  (314) 727-1943

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

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent or such Lender.

                        12.9.Consent.

            Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the SecurityDocuments as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

                        12.10. Credit Inquiries.

            Borrowers hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrowers or any of their Subsidiaries.

                        12.11. Time of Essence.

            Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

                        12.12. Entire Agreement.

            This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

                        12.13. Interpretation.

            No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                        12.14. Intentionally Omitted.

                        12.15. GOVERNING LAW; CONSENT TO FORUM.

            THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY

JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER REPRESENTATIVE AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR 5 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

                        12.16. WAIVERS BY BORROWERS.

            EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS,

INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH ANY BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                           12.17. Private Sale; Commercial Reasonableness.

The Borrowers acknowledge that a significant portion of the Collateral consists of prescription drugs and controlled substances that are subject to applicable federal and state regulations which, among other things, restrict the right to sell and purchase such drugs and controlled substances to certain licensed or otherwise authorized Persons. In view of these restrictions on the ability to sell and purchase such Collateral, the Borrowers acknowledge that a public sale of such Collateral under the UCC would be legally impossible or otherwise impractical. Accordingly, the Borrowers agree that a private sale of any such Collateral, and any other Collateral sold in connection therewith, shall not be deemed a commercially unreasonable sale under the UCC by virtue of the Agent selling, or offering to sell, such Collateral only to Persons who are licensed or otherwise authorized to purchase such Collateral. The Borrowers further recognize that, in connection with the disposition of such Collateral subject to federal and state regulations, the Agent may incur additional costs and expenses such as, by way of example and not as a limitation, obtaining certain federal and state licenses or other authorizations to permit the Agent to sell or purchase such Collateral, retaining the services of auctioneers or other persons licensed or otherwise authorized to dispose of such Collateral, retaining legal counsel and experts in the area of prescription drugs and controlled substances to advise Agent on the disposition of such Collateral, and verifying that any purchasers of such Collateral are licensed or otherwise authorized to acquire such Collateral. Any such reasonable additional costs and expenses incurred by the Agent shall be added to the Obligations and be payable on demand and shall not affect the commercial reasonableness of any such sale. Borrowers hereby agree to cooperate with any such sale to the extent reasonably requested by Agent.

                           12.18. Confidentiality.

            Agent and Lenders agree to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by Borrowers and provided to them by the Borrower Representative, Borrowers or any Subsidiary, under this Agreement or any other Loan Document, and neither Agent nor any Lender shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrowers or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by Agent, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrowers, provided that such source is not bound by a confidentiality agreement with the Borrowers or any Subsidiary known to Agent or such Lender; provided, however, that Agent or any Lender may disclose such information (i) at the request or pursuant to any requirement of any governmental authority to which Agent or such Lender is subject or in connection with an examination of Agent or such Lender by any such authority; (ii) pursuant to subpoena or other court process, provided that Agent shall use reasonable efforts to provide prior notice of such disclosure to Borrowers; (iii) when required to do so in accordance with the provisions of any applicable requirement of law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which Agent or such Lender or any of their respective Affiliates may be party;
(v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to Agent's or any Lender's independent auditors and other professional advisors; (vii) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Agent and Lenders hereunder; (viii) as to Agent or any Lender or any of their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrowers or any Subsidiary is party or is deemed a party with Agent, any Lender, or any of their respective Affiliates; and (ix) to the Affiliates of Agent or any Lender.

                           12.19. Advertisement.

            Agent, following consultation with the Borrowers, may publish the name of any Borrower and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.

                           SECTION 13. CROSS GUARANTY

                           13.1. Cross-Guaranty.

            Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment (in cash) and performance and not of collection, that its obligations under this Section 13 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by:

                  13.1.1. The genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

                  13.1.2. The absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

                  13.1.3. The existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

                  13.1.4. The insolvency of any Borrower; or

                  13.1.5. Any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

            Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

                           13.2. Waivers by Borrowers.

            Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

                           13.3. Benefit of Guaranty.

            Each Borrower agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

                           13.4. Waiver of Subrogation, Etc.

            Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations have been paid in full in cash. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.3.

                           13.5. Election of Remedies.

            If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section
13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

                           13.6. Limitation.

            Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 13 (which liability is in any event in addition to amounts for which such Borrower is primarily liable hereunder) shall be limited to an amount not to exceed as of any date of determination the greater of:

                  13.6.1. The net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                  13.6.2. The amount that could be claimed by Agent and Lenders from such Borrower under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 13.7.

                           13.7. Contribution with Respect to Guaranty
                        Obligations.

                  13.7.1. To the extent that any Borrower shall make a payment under this Section 13 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Loan Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                  13.7.2. As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                  13.7.3. This Section 13.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section
      13.1. Nothing contained in this Section 13.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                  13.7.4. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

                  13.7.5. The rights of the indemnifying Borrowers against other Borrowers under this Section 13.7 shall only be exercisable upon the full and indefeasible payment in cash of the Obligations and the termination of the Loan Commitments.

                           13.8. Liability Cumulative.

            The liability of Borrowers under this Section 13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                    SECTION 14. AMENDMENT AND RESTATEMENT OF
                      EXISTING LOAN AND SECURITY AGREEMENT

            14.1. The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

                  14.1.1. the Prior Loan and Security Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

                  14.1.2. all Existing Obligations (including, without limitation, all Prior Loans) outstanding on the Closing Date shall, to the extent not paid on the Closing Date, in all respects be continuing and shall be deemed to be Obligations outstanding hereunder and all Prior Loans outstanding on the closing Date consisting of "Revolving Credit Loans", "Letters of Credit" or "LC Guaranties" under, and as such quoted terms are defined in, the Prior Loan and Security Agreement shall be deemed and shall constitute, respectively, Revolving Credit Loans, Letters of Credit and LC Guaranties hereunder;

                  14.1.3. the Guaranty Agreements and other Security Documents, including the Liens created thereunder in favor of Agent for the benefit of Agent and Lenders or in favor of Agent and Lenders, as applicable, and securing payment of the Existing Obligations, as amended and restated on the Closing Date, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and

                  14.1.4. all references in the Loan Documents to the Prior Loan and Security Agreement shall be deemed to refer to this Agreement as it may from time to time be amended, restated, supplemented or otherwise modified.

            14.2. Each Lender hereunder that was a party to the Prior Loan and Security Agreement immediately prior to the Closing Date agrees that its "Loan Commitments" (as defined in the Prior Loan and Security Agreement) shall be replaced with the Loan Commitments of such Lender hereunder. On the Closing Date, the Revolving Credit Loans then outstanding shall be allocated to each such Lender in accordance with its Revolving Loan Percentage. On the Closing Date, each Lender shall make payments to, or receive payments from, the Agent such that each Lender shall have funded its Aggregate Percentage of each Loan for which such Lender has a Loan Commitment.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                                        D&K HEALTHCARE RESOURCES, INC.

                                        By _____________________________
                                        Name Thomas S. Hilton
                                        Title Senior Vice President and CFO

                                        D & K PHARMACY SOLUTIONS, INC.

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title  Vice President and Treasurer

                                        JEWETT DRUG CO.

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title Vice President and Treasurer

                                        DIVERSIFIED HEALTHCARE, LLC

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title  Vice President and Treasurer

                                        MEDICAL & VACCINE PRODUCTS, INC. d/b/a
                                        DEVICTORIA MEDICAL

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title  Vice President and Treasurer

                                        WALSH DISTRIBUTION, L.L.C.

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title  Vice President and Treasurer

  [Signature Page to Seventh Amended and Restated Loan and Security Agreement]

                                        WALSH HEALTHCARE SOLUTIONS, INC.

                                        By _____________________________
                                        Name  Thomas S. Hilton
                                        Title Vice President and Treasurer

                                        WALSH HEARTLAND, L.L.C.

                                        By  ____________________________
                                        Name  Thomas S. Hilton
                                        Title Vice President and Treasurer

                                   APPENDIX A
                               GENERAL DEFINITIONS

            When used in the Seventh Amended and Restated Loan and Security Agreement dated as of January 7, 2005, by and among Fleet Capital Corporation, individually and as Agent, the other financial institutions which are or become parties thereto, D&K Healthcare Resources, Inc., D & K Pharmacy Solutions, Inc., Diversified Healthcare, LLC, Jewett Drug Co., Medical & Vaccine Products, Inc. (d/b/a Devictoria Medical), Walsh Healthcare Solutions, Inc., Walsh Distribution, L.L.C. and Walsh Heartland, L.L.C., (i) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Health Care Insurance Receivables, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto under the UCC; (ii) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest; (iii) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Seventh Amended and Restated Loan and Security Agreement and Exhibit 8.3 thereto; and
(iv) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

            Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

            Adjusted Net Earnings from Operations - has the meaning ascribed to it in Exhibit 8.3 hereto.

            Adverse Environmental Condition - (i) any release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, emission, leaching or migration in, into, on, or emanating from the indoor or outdoor environment (including, without limitation, the air, ground, water, groundwater, or any surface) of any substance, chemical, material, pollutant, hazardous material, gas, odor or audible noise related to the conduct of a Borrower's or any of its Subsidiaries' businesses; (ii) any complaint, citation, notice of violation, request for information, claim, demand order by any governmental authority or any person for the personal injury, property damage, damage to the environment, or adverse effect on the environmental resulting from (i) above; and (iii) the violation, or alleged violation of, or liability under any applicable Environmental Law, permits, approvals, directives, injunctions, orders, licenses or judgments of, by or from any governmental authority, agency, person or court relating to environmental matters connected with any Borrower's or any of its Subsidiaries' businesses.

            Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

            Agent - Fleet Capital Corporation in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to Section 11.11 of the Agreement.

            Agent Loans - as defined in subsection 1.1.5 of the Agreement.

            Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

            Agreement - the Seventh Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A, as each of the same may be amended from time to time.

            Applicable Margin - from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined), the percentages set forth below with respect to the Base Rate Revolving Loan, the Base Rate Incremental Last Out Loan, the LIBOR Revolving Loan and the LIBOR Incremental Last Out Loan:

Base Rate Revolving Loan                               0.50%
Base Rate Incremental Last Out Loan                    3.25%
LIBOR Revolving Loan                                   2.25%
LIBOR Incremental Last Out Loan                        5.00%

            The percentages set forth above for Revolving Credit Loans will be adjusted on the fifteenth day of the month following the most recently ended fiscal quarter during the Term (provided such Applicable Margin shall be deemed adjusted effective on the first day of such month), commencing with the month ending June 30, 2005 (each such date an "Adjustment Date"), effective prospectively, by reference to the applicable "Financial Measurement" (as defined below) for the quarter most recently ending in accordance with the following:

                                                      Base Rate Revolving                   LIBOR Revolving
        Availability                                         Loan                                 Loan
        ------------                                         ----                                 ----
< or = $75,000,000                                           0.75%                                2.50%
< $75,000,000, but < or = $150,000,000                       0.50%                                2.25%
> $150,000,000, but < or = $200,000,000                      0.25%                                2.00%
> $200,000,000                                               0.00%                                1.75%

      provided that, (i) if an Event of Default has occurred and has not been cured or waived, the interest rate shall automatically adjust to the highest interest rate set forth above, effective immediately upon the occurrence of such Event of Default until such Event of Default has been cured or waived. For purposes hereof, "Financial Measurement" shall mean the Borrowers' Availability calculated by Agent based on the average Availability for each Business Day during the most recently ended fiscal quarter.

            Appraisal - an appraisal delivered by Borrower Representative to Agent within 60 days after October 31st and April 30th of each year setting forth the Net Orderly Liquidation Value of Inventory of each Borrower, in form and substance and prepared by an independent appraiser, acceptable to Agent.

            Approved Seller Subordinated Financing - with respect to any Indebtedness provided by any Seller or any other party in connection with a Permitted Acquisition so long as :

            (i) the principal amount of such Indebtedness does not exceed the greater of (1) 20% of the total consideration paid by D&K for the Target; or (2) $2,000,000;

            (ii) such Indebtedness is a completely unsecured obligation of D & K; and

            (iii) such Indebtedness is a Subordinated Debt subject to Subordination Agreements.

            Assignment and Acceptance Agreement - an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender's Revolving Loan Commitment as permitted pursuant to the terms of this Agreement.

            Availability - the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by such Borrower), the LC Amount and any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is $0.

            Bank - Fleet National Bank.

            Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

            Base Rate Loan - a Base Rate Incremental Last Out Loan and a Base Rate Revolving Loan.

            Base Rate Revolving Loan - the Revolving Credit Loans that bear interest by reference to the Base Rate in effect from time to time.

            Base Rate Incremental Last Out Loan - the Incremental Last Out Loan that bears interest by reference to the Base Rate in effect from time to time.

            Borrowers - collectively, D&K, D&K Pharmacy Solutions, Jewett, DH, MVP, Walsh, Walsh Distribution and Walsh Heartland, and "Borrower" shall mean any one of them.

            Borrowing Base - as to all Borrowers on a Consolidated basis and as at any date of determination thereof, an amount equal to the lesser of:

                  (i) the Revolving Credit Maximum Amount; or

                  (ii) an amount equal to the sum of

                        (1) 85% of the net amount of Eligible Accounts outstanding at such date; plus

                        (2) the least of (a) 70% of an amount equal to the sum of the Revolving Credit Maximum Amount plus the aggregate principal amount outstanding under the Incremental Last Out Loan, (b) 70% of the net amount of Eligible Inventory at such date, or (c) 85% of the Net Orderly Liquidation Value Factor multiplied by all Eligible Inventory at such date, minus

                        (3)   the amount, if any, by which the sum of clause
                              (ii)(2) of this definition and the aggregate outstanding principal balance of the Incremental Last Out Loan exceeds 92.5% of the Net Orderly Liquidation Value Factor multiplied by all Eligible Inventory at such date, minus

                        (4) such reserves against the Borrowing Base established by the Agent in its reasonable credit judgment.

            The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment. For purposes hereof, (a) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (b) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis, net of cash discounts, in accordance with GAAP.

            Borrower Representative - has the meaning set forth in Section 1.4 hereof.

            Borrowing Base Certificate - a certificate by a responsible officer of Borrowers, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its sole judgment, any such calculation after giving notice thereof to Borrowers, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.

            Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Missouri or the State of Illinois or is a day on which banking institutions located in either of such states are closed.

            Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations. Notwithstanding the foregoing, expenditures made or liabilities incurred with respect to any Parata pill dispensing machines shall be excluded from the definition of "Capital Expenditures" to the extent the transfer of such machine by D&K or its Subsidiary, as applicable, to D&K's or its Subsidiary's respective customer is treated as an operating lease under GAAP.

            Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            Closing Date - the date on which all of the conditions precedent in
      Section 9 of the Agreement are satisfied or waived by Agent and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

            Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

            Commitment Increase - as defined in the definition of the term "Loan Commitments."

            Commitment Increase Cap - as defined in the definition of the term "Loan Commitments."

            Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.

            Computer Hardware and Software - all of Borrowers' rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

            Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

            Contract Right - any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

            Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP, except that amounts due from Affiliates and investments in Affiliates and prepaid expenses shall be excluded therefrom.

            Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            Default Rate - as defined in subsection 2.1.2 of the Agreement.

            Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

            Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

            Dominion Account - a special bank account or accounts of Agent established by Borrowers pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrowers, but acceptable to Agent in its sole discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

            EBITDA - has the meaning ascribed to it in Exhibit 8.3 hereto.

            Eligible Account - an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services which Agent, in its reasonable judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                  (i) it arises out of a sale made or services rendered by any
            Borrower to a Subsidiary of such Borrower or an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower; or

                  (ii) except for Extended Dating Receivables, it remains unpaid more than 30 days after the due date shown on the invoice or 60 days after the original invoice date, whichever is earlier; or

                  (iii) the total unpaid Accounts of the Account Debtor exceed
            40% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

                  (iv) any covenant, representation or warranty contained in the
            Agreement with respect to such Account has been breached; or

                  (v) the Account Debtor is also a creditor or supplier of any
            Borrower or any Subsidiary of such Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower or any Subsidiary of such Borrower, or the Account is subject to a rebate or otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

                  (vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                  (vii) it arises from a sale made or services rendered to an
            Account Debtor outside the United States, unless the sale is (1) to an Account Debtor located in Puerto Rico or (2) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (3) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole judgment; or

                  (viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, cash-on-delivery, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by any Borrower for potential returns or refunds, to the extent of such reserve; or

                  (ix) the Account Debtor is the United States of America or any
            department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its sole judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

                  (x) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                  (xi) the goods giving rise to such Account have not been
            delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                  (xii) the Account is evidenced by chattel paper or an
            instrument of any kind, or has been reduced to judgment; or

                  (xiii) the applicable Borrower or a Subsidiary of such
            Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                  (xiv) 25% or more of the Accounts owing from the Account
            Debtor are not Eligible Accounts hereunder; or

                  (xv) the applicable Borrower has made an agreement with the
            Account Debtor to extend the time of payment thereof;

                  (xvi) it represents service charges, late fees or similar
            charges; or

                  (xvii) it represents customer deposits.

            Eligible Inventory - Inventory of any Borrower (other than packaging materials and supplies, tooling, samples and literature) which Agent, in its reasonable judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

                  (i) it is not finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or

                  (ii) it is not in good, new and saleable condition; or

                  (iii) it is slow-moving, morgue Inventory, obsolete or
            unmerchantable; or

                  (iv) it does not meet all standards imposed by any
            governmental agency or authority; or

                  (v) it does not conform in all respects to any covenants,
            warranties and representations set forth in the Agreement; or

                  (vi) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                  (vii) it is not situated at a location in compliance with the
            Agreement, provided that Inventory situated at a location not owned by the applicable Borrower will be Eligible Inventory only if Agent has received a satisfactory landlord's agreement or bailee letter, as applicable, with respect to such location; or

                  (viii) it is in transit from a supplier; or

                  (ix) it consists of supplies or labels.

      For purposes of this definition, "morgue Inventory" means, as of any date of determination, Inventory which is within 6 months of its stated expiration date.

            Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

            Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in any Borrower's operations or owned by any Borrower in which any Borrower has an interest, whether now owned or hereafter acquired by any Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements thereof.

            ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

            Event of Default - as defined in Section 10.1 of the Agreement.

            Existing Obligations - "Obligations", as defined in the Prior Loan and Security Agreement.

            Extended Dating Receivables - Accounts arising from sales to new customers with due dates specified in the applicable invoices of more than 30 days, but less than 180 days, after the original invoice date in an aggregate amount not to exceed $2,000,000.

            Fee Letter - as defined in Section 2.3 of the Agreement.

            First Offer Requirement - as defined in Section 1.6 of the
      Agreement.

            Fixed Charge Coverage Ratio - has the meaning ascribed to it in
      Exhibit 8.3 hereto.

            Fixed Charges - has the meaning ascribed to it in Exhibit 8.3 hereto.

            GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

            Guarantors - Jaron, Inc., a Florida corporation, IPD Holdings, Inc., a Delaware corporation, Tykon, Inc., a Wisconsin corporation, VC Services, Inc., a Minnesota corporation, myhca and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

            Guaranty Agreements - the Guaranty Agreement which is to be executed on the Closing Date by any Guarantor, in form and substance satisfactory to Agent, together with each other guaranty hereafter executed by any Guarantor.

            Inactive Subsidiary - means any Subsidiary of any Borrower which does not conduct any ongoing business activity and which does not own any assets with a fair market value in excess of $100,000. At any time that an Inactive Subsidiary either (i) commences any business activity or (ii) owns assets with a fair market value in excess of $100,000, such Inactive Subsidiary shall automatically constitute a Subsidiary and Borrowers shall promptly, and shall promptly cause such Subsidiary to, comply with Section
      8.1.8 hereof. Notwithstanding the foregoing, at no time shall a Subsidiary be permitted to become an Inactive Subsidiary.

            Incremental Last Out Loan - the Loan described in subsection 1.3 of the Agreement.

            Incremental Last Out Loan Commitment - with respect to any Lender, the amount of such Lender's Incremental Last Out Loan Commitment pursuant to subsection 1.3 of the Agreement, as set forth on Exhibit 1.1.1 to the Agreement or any Assignment and Acceptance Agreement executed by such Lender, minus all Incremental Last Out Loan payments paid to such Lender. On the date hereof, the aggregate Incremental Last Out Loan Commitments shall be in an aggregate principal amount equal to $35,000,000.

            Incremental Last Out Loan Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each applicable Lender to evidence its Incremental Last Out Loan, which shall be in the form of Exhibit 1.1(b) to the Agreement, together with any replacement or successor notes therefor.

            Incremental Last Out Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Incremental Last Out Loan Commitment divided by the aggregate of all Incremental Last Out Loan Commitments.

            Indebtedness - as applied to a Person means, without duplication:

                  (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

                  (ii) all obligations of other Persons which such Person has guaranteed;

                  (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

                  (iv) Derivative Obligations; and

                  (v) in the case of any Borrower (without duplication), the
            Obligations.

            Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

            Interest Expense - has the meaning ascribed to it in Exhibit 8.3 hereto.

            LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

            LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by any Borrower of its reimbursement obligation under any letter of credit.

            LC Obligations - Any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

            Lead Arranger - Banc of America Securities LLC.

            Letter of Credit - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of any Borrower.

            LIBOR - as applicable to any LIBOR Loan, a fluctuating rate of interest per annum equal to the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for one-month interest periods, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on each Business Day; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for an interest period of one month on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on each Business Day. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a one-month interest period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on each Business Day. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a one-month interest period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on each Business Day. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

            LIBOR Incremental Last Out Loan - the Incremental Last Out Loan specified in a LIBOR Request which, as of the date of the LIBOR Request has met the conditions for basing interest on LIBOR in Section 3.1 of the Agreement.

            LIBOR Loan - a LIBOR Revolving Loan and Incremental Last Out Loan, as applicable.

            LIBOR Option - the option granted pursuant to Section 2.1.2 of the Agreement to have the interest on all but not less than all of the principal amount of the Revolving Credit Loans and the Incremental Last Out Loan based on LIBOR.

            LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on the Revolving Credit Loans and the Incremental Last Out Loan be based on LIBOR.

            LIBOR Revolving Loan - the Revolving Credit Loans specified in a LIBOR Request which, as of the date of the LIBOR Request, has met the conditions for basing interest on LIBOR in Section 3.1 of the Agreement.

            Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, any Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

            Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment and Incremental Last Out Loan Commitment, as such Loan Commitments may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement; provided that, upon satisfaction of the conditions to the increase in Revolving Loan Commitments specified in Section 1.6, Revolving Loan Commitments may be increased in the aggregate amount not to exceed $100,000,000 (each such increase being the "Commitment Increase" and the aggregate amount of all such increases permitted hereunder being the "Commitment Increase Cap") such that the aggregate Loan Commitments at any time shall not exceed $735,000,000.

            Loan Documents - the Agreement, the Other Agreements and the Security Documents.

            Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

            London Banking Day - any date on which commercial banks are open for business in London, England.

            Majority Lenders - as of any date, Lenders holding 51% of the Loan Commitments determined on a combined basis and following the termination of the Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by any Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations, Incremental Last Out Loan or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Loan Commitments, if any Lender breaches its obligation to fund any requested Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Loan Commitment.

            Material Adverse Effect - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

            Money Borrowed - means, (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by any Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

            Mortgages - the mortgages or deeds of trust executed by any Borrower on or about the Closing Date in favor of Agent, for the benefit of itself and Lenders, by which such Borrower has granted to Agent, as security for the Obligations, a Lien upon the real Property of such Borrower located at 300 N. 3rd St. Minneapolis, MN 55401 and 800 Pleasant Valley Road Owensboro, KY 42303, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

            Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

            myhca - myhca, Inc., a Texas corporation.

            Net Orderly Liquidation Value - with respect to Inventory, the orderly liquidation value of such Inventory (less estimated liquidation expenses, taking into account the regulatory costs of selling Inventory that includes controlled substances and other drugs that may be sold only by licensed distributors through specific channels of distribution), as determined by reference to the most recent Appraisal thereof delivered to Agent pursuant to Section 6.3.2, which is satisfactory to Agent in its reasonable credit judgment.

            Net Orderly Liquidation Value Factor - the ratio of the Net Orderly Liquidation Value of Inventory to the book value of Inventory, expressed as a percentage. The Net Orderly Liquidation Value Factor shall be determined as of the Closing Date based on the Appraisal delivered prior to the Closing Date and shall be updated annually as new Appraisals are received.

            Notes - the Revolving Notes and the Incremental Last Out Loan Notes.

            Obligations - all Loans, the LC Amounts and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, for its own benefit, from any Borrower to Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or any agreement governing Product Obligations, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including, without limitation, any Product Obligations owing to Agent, any Lender, Bank or any Affiliate of Bank or Agent or any Lender.

            Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

            Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement, including, without limitation, the Fee Letter.

            Overadvance - as defined in subsection 1.1.2 of the Agreement.

            PBI - Pharmaceutical Buyers, Inc., an Arkansas corporation.

            Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

            Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of any Borrower and its Subsidiaries at the time outstanding, does not exceed $10,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

            Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

            Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

            Prior Commitments - as defined in the first recital of the Agreement.

            Prior Loan and Security Agreement - as defined in the first recital of the Agreement.

            Prior Loans - as defined in the first recital of the Agreement.

            Product Obligations - every obligation of each Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, Agent, any Lender or any Affiliate of Bank, Agent or any Lender: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

            Projections - Borrowers' forecasted Consolidated and consolidating
      (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) Availability, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

            Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

            Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

            Qualifying Commitment Increase - as defined in Section 1.6 of the Agreement.

            Rentals - as defined in subsection 8.2.18 of the Agreement.

            Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

            Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

            Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                  (i) investments by any Borrower, to the extent existing on the
            Closing Date, in one or more Subsidiaries of such Borrower;

                  (ii) Property to be used in the ordinary course of business;

                  (iii) Current Assets arising from the sale of goods and
            services in the ordinary course of business of any Borrower or any of its Subsidiaries;

                  (iv) investments in direct obligations of the United States of
            America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                  (v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

                  (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

                  (vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

                  (viii) intercompany loans permitted under subsection
            8.2.2(iii) of the Agreement;

                  (ix) investments existing on the date hereof and listed on
            Exhibit 8.2.12 hereto; and

                  (x) investments otherwise expressly permitted pursuant to the
            Agreement.

            Revolving Credit Loan - a Loan made by any Lender pursuant to
      Section 1.1.1 of the Agreement.

            Revolving Credit Maximum Amount - $600,000,000, as such amount may be reduced from time to time (or increased from time to time pursuant to Section 1.6 hereof) pursuant to the terms of the Agreement.

            Revolving Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth on Exhibit 1.1.1 to the Agreement or any Assignment and Acceptance Agreement executed by such Lender; provided that, upon satisfaction of the conditions to the increase in Revolving Loan Commitments specified in Section 1.6, Revolving Loan Commitments may be increased in the aggregate amount not to exceed $100,000,000 such that the aggregate Loan Commitments at any time shall not exceed $735,000,000.

            Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

            Revolving Note - the Secured Promissory Note to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1(a) to the Agreement, together with any replacement or successor notes therefor.

            Schedule of Accounts - as defined in Section 6.2.1 of the Agreement.

            Security Documents - the Guaranty Agreements, the Mortgages and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

            Seller - any seller of assets, stock or ownership interests in connection with a Permitted Acquisition.

            Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such

      Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

            Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of such Borrower that is subordinated to the Obligations in a manner and on terms and conditions satisfactory to Agent in its sole discretion, including, without limitation, any Indebtedness payable to a Seller in connection with a Permitted Acquisition, and contains terms, including without limitation, payment terms, satisfactory to Agent in its sole discretion.

            Subordination Agreements - the Subordination Agreements, in form and substance and on terms and conditions satisfactory to Agent in its sole discretion, relating to each of the notes evidencing the Subordinated Debt between Agent and the holders of such notes.

            Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination. Notwithstanding the foregoing, (i) the definition of Subsidiary shall not include SourceTenn, LLC and any Inactive Subsidiary and (ii) PBI shall not be deemed to be a Subsidiary for purposes of Section 8.2.

            Swingline Loans - as defined in subsection 1.1.4 of the Agreement.

            Term - as defined in Section 4.1 of the Agreement.

            Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

            UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

            Unused Line Fee - as defined in Section 2.5 of the Agreement.

            Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

            Walsh - Walsh HealthCare Solutions, Inc., an Arkansas corporation.

            Walsh Distribution - Walsh Distribution, L.L.C., an Arkansas limited liability company.

            Walsh Heartland - Walsh Heartland, L.L.C., an Arkansas limited liability company.

            OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

            CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                LIST OF EXHIBITS

Exhibit 1.1(a)           Form of Revolving Note
Exhibit 1.1(b)           Form of Incremental Last Out Loan Note
Exhibit 1.1.1            Loan Commitments
Exhibit 6.1.1            Business Locations
Exhibit 7.1.1            Jurisdictions in which each Borrower and each Subsidiary is Authorized to do Business
Exhibit 7.1.4            Capital Structure and Stock Option Plans of each Borrower and each Subsidiary
Exhibit 7.1.5            Names; Organization
Exhibit 7.1.14           Tax Identification Numbers of Subsidiaries
Exhibit 7.1.15           Brokers' Fees
Exhibit 7.1.16           Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19           Contracts Restricting Right to Incur Debts
Exhibit 7.1.20           Litigation
Exhibit 7.1.22           Capitalized and Operating Leases
Exhibit 7.1.23           Pension Plans
Exhibit 7.1.24           Trade Relations
Exhibit 7.1.25           Labor Relations
Exhibit 7.1.26           Environmental Laws
Exhibit 8.1.3            Form of Compliance Certificate
Exhibit 8.1.4            Form of Borrowing Base Certificate
Exhibit 8.2.3            Existing Indebtedness
Exhibit 8.2.5            Permitted Liens
Exhibit 8.2.12           Permitted Investments
Exhibit 8.3              Financial Covenants

                                   EXHIBIT 8.3

                               FINANCIAL COVENANTS

DEFINITIONS

            ADJUSTED NET EARNINGS FROM OPERATIONS - with respect to any fiscal period, means the net earnings (or loss) after provision for income taxes for such fiscal period of Borrowers, as reflected on the financial statements of Borrowers supplied to Agent pursuant to the Agreement, but excluding:

                  (i) any gain or loss arising from the sale of capital assets;

                  (ii) any gain arising from any write-up of assets;

                  (iii) earnings of any Subsidiary of any Borrower accrued prior to the date it became a Subsidiary;

                  (iv) earnings of any corporation, substantially all the assets of which have been acquired in any manner by a Borrower, realized by such corporation prior to the date of such acquisition;

                  (v) net earnings of any business entity (other than a
            Subsidiary of a Borrower) in which any Borrower has an ownership interest unless such net earnings shall have actually been received by a Borrower in the form of cash distributions;

                  (vi) any portion of the net earnings of any Subsidiary of a
            Borrower which for any reason is unavailable for payment of dividends to such Borrower;

                  (vii) the earnings of any Person to which any assets of a
            Borrower shall have been sold, transferred of disposed of, or into which a Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

                  (viii) any gain arising from the acquisition of any securities issued by a Borrower;

                  (ix) any gain arising from extraordinary or non-recurring
            items; and

                  (x) any non-cash loss arising from extraordinary or
            non-recurring items, other than write-downs of Accounts or Inventory.

            EBITDA - with respect to the most recent twelve-month period then ended, the sum of Borrowers' Adjusted Net Earnings from Operations before Interest Expense, income taxes, and allowances for depreciation and amortization for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

                              Exhibit 8.3 - Page 1

            FIXED CHARGE COVERAGE RATIO - with respect to the most recent twelve-month period then ended, the ratio of (i) EBITDA for such period minus the sum of (1) any provision for (plus any benefit from) income taxes included in the determination of net earnings (or loss) for such period plus (2) non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

            FIXED CHARGES - with respect to the most recent twelve-month period then ended, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP, plus (iii) Distributions other than repurchases of common stock permitted in accordance with clause (c) of
Section 8.2.7.

            INTEREST EXPENSE - with respect to the most recent twelve-month period then ended, interest expense incurred for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANT

            FIXED CHARGE COVERAGE RATIO. If Availability is less than (i) $50,000,000 at any time for more than three (3) consecutive Business Days or
(ii) $45,000,000 at any time, then, at all times thereafter (subject to the following proviso), Borrowers shall not permit the Fixed Charge Coverage Ratio, on a Consolidated basis, for the most recent twelve month period then ended to be less than 1.0 to 1.0; provided, however, that Borrowers shall not be required to maintain such Fixed Charge Coverage Ratio upon and at such time (if at all) that Availability equals or exceeds $50,000,000 for five (5) consecutive Business Days.

                                Ex. 8.3 - Page 2